Exhibit 99 - Press Release

      International Wireless Inc. Acquires Precision Metal Industries Inc.

SPRINGBORO, Ohio, Dec. 11, 2003 (PRIMEZONE) -- International Wireless Inc., a publicly traded company (Pink Sheets:IWLJ), entered into an acquisition agreement with Precision Metal Industries Inc. on Thursday December 11, 2003. The agreement calls for cash and shares of common stock in International Wireless Inc. to be exchanged for all of the existing shares in Precision Metal Industries, Inc. International Wireless is in the process of raising the capital through a private placement offering.

Precision Metal Industries Inc. will become a subsidiary of International Wireless Inc. The addition of Precision Metal Industries gives International Wireless a presence in the metal fabricating market in the southern region of the United States. Precision Metal also compliments other components of International Wireless with new capabilities in sheet metal fabrications and material handling fabricating.

The present management and employees of Precision Metal Industries will be retained as part of the agreement. With the recent upturn in orders for their fabricated metal products, it is important that current customer needs are satisfied while plans are made to expand Precision Metals capabilities and customer base.

International Wireless intends to continue to expand capabilities through internal growth and acquisitions as it may be determined by the board of directors to meet the business plan. Revenues for Precision Metal Industries for 2003 will be approximately $6 million, which will increase total revenues to $11 million for International Wireless, Inc.

Tom Miller, CEO of International Wireless, states that the acquisition of Precision Metal Industries will broaden the manufacturing base of International Wireless with the increased capability in fabricated metals, as well as adding substantial assets to the balance sheet including buildings and property.

"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding any potential sales of products as well as statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of International Wireless, Inc. ("International Wireless"), to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in International Wireless's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and any subsequent reports filed with the Securities and Exchange Commission under the Exchange Act. This press release speaks as of the date first set forth above and International Wireless assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:  International Wireless
          Jerry Gruenbaum
          110 Washington Avenue
          4th Floor
          North Haven, CT 06473
          (203) 234-6350